Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

BIOAFFINITY TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.007 par value per share, to be offered by the issuer (2)	Rule 457(o)	-	-	$4,000,000	$0.0001531	$612.40
Fees to be Paid	Equity	Warrants to purchase Common Stock, $0.007 par value per share (2)	Rule 457(g)	-	-	-	-	-
Fees to be Paid	Equity	Pre-funded warrants to purchase shares of Common Stock, par value $0.007 per share (2)(3)	Rule 457(g)	-	-	-	-	-
Fees to be Paid	Equity	Warrants, issuable to the Placement Agent, to purchase shares of Common Stock, par value $0.007 per share (2)	Rule 457(g)	-	-	-	-	-
Fees to be Paid	Equity	Shares of Common Stock, $0.007 par value underlying the Warrants (4)	Rule 457(o)	-	-	$6,000,000	$0.0001531	$918.60
Fees to be Paid	Equity	Shares of Common Stock, par value $0.007 per share underlying the Pre-funded warrants (2)(3)	Rule 457(g)	-	-	-	-	-
Fees to be Paid	Equity	Common Stock, par value $0.007 per share issuable upon exercise of the Placement Agent Warrants (5)	Rule 457(o)	-	-	$132,000	$0.0001531	$20.21
Carry Forward Securities
Carry Forward Securities					-	-	-	-
	Total Offering Amounts				-	$10,132,000	$0.0001531	$1,551.21
	Total Fees Previously Paid				-	-	-	-
	Total Fees Offsets				-	-	-	-
	Net Fee Due				-	-	-	$1,551.21

(1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	No additional registration fee is payable pursuant to Rule 457(g) or Rule 457(i) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The proposed maximum aggregate offering price of the Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $4,000,000.
(4)	The warrants are exercisable at a price per share of common stock equal to 100% of the offering price.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Placement Agent Warrants are exercisable for up to the number of shares of common stock equal to 3% of the shares of common stock sold in this offering (including the shares of common stock issuable upon the exercise of the prefunded warrants sold in this offering) at a per share exercise price equal to 110% of the public offering price of the shares of common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $132,000, which is equal to 110% of $120,000 (3.0% of the proposed maximum aggregate offering price of $4,000,000).